TRANSAMERICA INVESTMENT MANAGEMENT, LLC

and

TRANSAMERICA INVESTMENT SERVICES, LLC

CODE OF ETHICS

LAST REVISED February 18, 2010

INDEX

Statement of Purpose		4
I. Introduction		6
II.	Personal Securities Transactions	7
	A. Pre-clearance Requirements for Access Persons	9
	B. Additional Pre-clearance Requirements for Investment Personnel	10
	C. Prohibited Transactions	10
	1) Always Prohibited	10
	2) Generally Prohibited	11
	a) IPOs	11
	b) Three Business Day Blackout (all Access Persons)	11
	c) Seven-Day Blackout (Investment Personnel)	11
	d) Blackout Period for Gains, Losses (Access Persons)	11
	e) Short Sales	12
	f) Private Placements (Investment Personnel)	12
	g) Unregistered Funds (Access Persons)	12
	D. Exemptions	12
	1) & 2) Exemption from Treatment as Prohibited Transactions	12, 14
	E. Reporting Requirements	14
	1) Initial and Periodic Disclosure of Personal Holdings	14
	2) Quarterly Transactions Reports	15
	3) Opening of Accounts, Securities Confirms, Periodic Statements	16
	F. Disclaimers	16
	G. Availability of Reports	17
	H. Review of Personal Securities Transactions	17
III.	Fiduciary Duties	17
	A. Confidentiality	17
	B. Conflicts of Interest	17
	C. Insider Trading Policy	18
	D. Ethical Wall Screening Policy	21
	E. Gifts and Entertainment Policy	22
	1) Cash Gifts	22
	2) Accepting Gifts	22
	3) Solicitation of Gifts	22
	4) Giving Gifts	23
	5) Customary Business Amenities (Meals & Entertainment)	23
	6) Reporting	23
	F. Political Contributions, Loans	23
	G. Corporate Opportunities	23
	H. Undue Influence	23
	I. Service as Director	24
	J. Compensation, Consulting Fees, and Honorariums	24
	K. Participation in Public Affairs	24
	L. Serving as Treasurer of Clubs, Churches and Civic Organizations	24
	M. Fiduciary Appointments	24
	N. Participation in the Securities Business	25

	O. Personal Financial Responsibility	25
	P. Corporate Property or Services	25
	Q. Expression of Personal Opions as Corporate Employee	25
	R. Giving Legal or Tax Advice to Clients	25
IV.	Compliance with the Code of Ethics	25
	A. Code of Ethics Committee	25
	B. Remedies	26
	C. Exceptions to the Code	27
	D. Monitoring Procedures	27
	E. Duties of the Compliance Department	27
	F. Modifications to the Code	28
	G. Duty to Provide Copy of the Code, Initial and Annual Certifications	28
	H. Inquiries Regarding the Code	28
V.	Definitions	28

STATEMENT OF PURPOSE

Transamerica Investment Management, LLC and Transamerica Investment Services, LLC (the “Company”) are registered investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”) and provide investment advisory services to various clients and accounts, including mutual funds. In recent years, the personal securities practices of investment advisers have come under increased regulatory scrutiny by the Securities and Exchange Commission (“SEC”).  Investment advisers and their personnel owe clients the highest duty of trust and fair dealing and must place their clients’ interests ahead of their own.  Investment adviser personnel, when making investment decisions for themselves, may not place their personal interests ahead of the client’s interests.

Accordingly, conflicts of interest can arise when certain investment adviser personnel (e.g., those who may have knowledge of impending client transactions) buy and sell securities for their personal accounts (“personal investment activities”). The Company has designed this code of ethics (“Code”) to comply with Advisers Act requirements (Rule 204A-1), including monitoring of personal investment activities for personnel with respect to investment adviser clients and investment company sub-adviser clients, and to set forth standards of conduct and require compliance with federal securities laws.  Secondarily, the Code is designed to address applicable requirements for monitoring and reporting such personal investment activities pursuant to the Investment Company Act of 1940 (the “1940 Act”). Therefore, the Company has adopted this Code.

Importantly, In developing its Code pursuant to such regulations, the Company has given considerable thought to creating a code that would not unnecessarily inhibit responsible personal investment by investment personnel and related persons of the Company.  The Company believes that personal investment experience over time can lead to better performance of the individual’s professional investment responsibility.  Accordingly, the Code is intended to permit personal investment subject to reasonable restrictions designed to address the concerns of potential conflicts of interests and to preclude any overreaching or violations of the federal securities laws.

All employees of the Company are designated “Access Persons” under the Code. You should note that this Code is applicable to all employees of the Company.  At this time, non-employees and any outside officer of the Company or member of its Board of Directors (who is not employed by the Company) are not subject to this Code. However, the Code of Ethics Committee reserves the right to designate other non-employees, such as contracted consultants of the Company, as Access Persons subject to the Code or to certain provisions of the Code. In addition, certain staff or business units of the Company’s affiliates, such as the Finance group of AEGON Asset Management, LLC (“AAM”), may be designated “Affiliated Persons” and subject to particular areas of the Code and its reporting requirements. The Code does not encompass all possible areas of potential liability under the federal securities laws, including the 1940 Act and the Advisers Act.  Accordingly, this Code is not intended to address other standards of ethical conduct which may be required by organizations comprised of professionals in a field. Nevertheless, Access Persons who hold the Chartered Financial Analyst designation are reminded to review the Code of Ethics and Standards of Professional Conduct published by the CFA Institute and consider such requirements in addition to the requirements of this Code.

Adherence to this Code and to the AEGON Core Values, Business Principles and Rules of Conduct, is a fundamental condition of service with the Company, and persons covered by the Code bear full responsibility for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Code.  Only by careful adherence to the requirements and principles outlined in the Code can we protect and uphold the reputation of the Company.

Any questions regarding this Code should be addressed to the Company’s Compliance Department.

I.  INTRODUCTION

A.
Individuals and Entities Covered by the Code. All Access Persons1 are subject to the provisions of this Code. Certain staff or business units of the Company’s affiliates, such as the Finance group of AEGON Asset Management, LLC (“AAM”), are designated Affiliated Persons and subject to particular areas of the Code and its reporting requirements.

The Code of Ethics Committee, or their designee, may designate additional employees, consultants or individuals of other affiliated entities as Affiliated Persons or expand the aspects of the Code to which they must adhere.

B.
Fiduciary Duty. The Code is based on the principle that the Company and its Access Persons have a fiduciary duty to clients and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of any of these clients.

In light of this fiduciary obligation, no Access Person shall:

•	Defraud any client in any manner;
•	Mislead any client, including by making a statement that omits material facts;
•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon any client;
•	Engage in any manipulative practice with respect to any client; or
•	Engage in any manipulative practice with respect to securities, including price manipulation.

In addition to the above requirements, Access Persons must conduct their personal securities transactions in a manner which does not violate the Federal Securities Laws, interfere with client portfolio transactions or otherwise take unfair advantage of their relationship to the clients.  The personal investment activities of Access Persons are subject to the following:

•
No Access Person shall enter into or engage in a securities transaction, business activity, or other relationship which may result in any financial or other conflict of interest between such person and any client;

•	Personal investment activities by an Access Person shall not conflict with the duty to place the interests of clients before any personal interests;
•
Access Persons shall conduct all personal investment activities consistent with the requirements and standards set forth in this Code in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust; and

___________________________________________
1	Capitalized words are defined in Section V (Definitions).

•	No Access Person shall, directly or indirectly, take inappropriate advantage of his or her position with any client. This principle includes, but is not limited to, the following:
•
No Access Person in a fiduciary relationship with respect to a client shall profit, directly or indirectly, due to his or her position with respect to such client.  A person who learns about any corporate opportunity due to his or her position may not take advantage of and profit from such corporate opportunity;

•
No Access Person shall accept any special favors, benefits or preferential treatment due to his or her fiduciary relationship with any client, except for the usual and ordinary benefits directly provided by the Company; and

•
No Access Person shall release any information regarding actual or contemplated securities transactions or holdings by any client or any actual or proposed client holding changes, except in the performance of employment duties, or in connection with any official report or disclosure which makes such information public knowledge.

C.	Comply With Federal Securities Laws. All Access Persons are required to comply with Applicable Federal Securities Laws.

D.
Comply With the Code.  It is important that all Access Persons comply with the letter and the spirit of the Code, so as to avoid any conflict, or appearance of conflict. Doubtful situations should be resolved in favor of our clients. Technical compliance with the Code’s procedures will not automatically insulate persons covered by the Code from scrutiny of any Securities Transactions that indicate an abuse of fiduciary duties.

E.	Comply With the Company’s Insider Trading Policy. It is required that all Access Persons comply with the Company’s Insider Trading Policy as set forth in this Code.

II.	PERSONAL SECURITIES TRANSACTIONS

Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may, for some Access Persons, become prohibited while the position remains open (e.g. closing out short sales). Furthermore, if the Company becomes active in a given security, some Access Persons may find themselves “frozen” in or out of a position. The Company will not bear any losses in personal accounts resulting from the application of this Code.

A.	Pre-clearance Requirements for Access Persons

1.	Security Types.

a.
Required:  Any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be pre-cleared through the Personal Trading Assistant (“PTA”) or Compliance Department (see Section II A. 2-5 below). This includes, without limitation, all closed-end funds and transactions in the securities issued by AEGON, NV or its subsidiaries.

b.	Not Required: Pre-clearance is not required for the following:

i.	Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies other than the Mutual Fund Accounts;

ii.
No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed)-See Section II.E. for reporting of applicable accounts and transactions;

iii.
Options on Broad-Based Indices.  Securities Transaction involving options on certain broad-based indices designated by the Compliance Department, such as the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, Russell 1000, MSCI EAFE, Russell 3000, and Wilshire Small Cap indices, are exempt from pre-clearance but remain reportable transactions. The broad-based indices designated by the Compliance Department may be changed from time to time;

iv.	Municipal Fixed-Income Securities. Any purchase or sale of face value of $1,000,000 or less of a municipal fixed-income security;

v.
Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

vi.
Automatic Investment Plans. Any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;

vii.
Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.C. are not applicable to the sale of the underlying security;

viii.	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

ix.	Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions; except spousal gifts which require pre-clearance;

x.
Government Securities. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof;

xi.	Money Market Instruments. Any purchase or sale of money market instruments such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper;

xii.	Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”). Index related ETFs and listed ETNs are exempt from pre-clearance but remain reportable transactions; and

xiii.	Miscellaneous. Other Securities as may from time to time be designated in writing by the Code of Ethics Committee on the ground that the risk of abuse is minimal or non-existent.

2.
Pre-Clearance Authorization Request.  Prior to entering an order for a Securities Transaction, the Access Person must submit a pre-clearance form via the PTA system.  Before a trade is executed with a broker, the Access Person must receive approval (i.e. authorization) in writing via email or written authorization. Verbal approvals are not permitted.  If PTA is unavailable, then the authorization must be submitted through the Compliance Department via email. The pre-clearance request requires Access Persons to provide certain information about the Security and in addition, requires Investment Persons to make certain representations regarding the security as it relates to the Company’s clients (see also II (B) 1).

Proposed Securities Transactions of a Designated Compliance Representative requiring pre-clearance must be submitted to another Designated Compliance Representative.

3.
Review of Form.  The PTA system may automatically approve the pre-clearance request, otherwise after receiving a completed Pre-clearance Form, a Designated Compliance Representative will (a) review the request and any disclosures, (b) verify with investment personnel existence of current, pending, and contemplated transactions by any Managed Account, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The Compliance Department will keep one copy of the completed form and, if requested, provide a copy to the Access Person seeking authorization.2

2 Manual processing of requests and paper documentation will only be accepted if PTA is not available to perform pre-clearance requests, approvals, reports and record keeping of such documents.

4.
Length of Trade Authorization Approval. The authorization provided by the Compliance Department is effective until the earlier of (1) its revocation by the Chief Compliance Officer, (2) the close of business on the second trading day after the authorization is granted (for example, if authorization is given on a Monday, it is effective until the close of business on Wednesday, or (3) the moment the Access Person learns that the information in the Pre-clearance form (electronic or hard copy) is not accurate or the Access Person obtains knowledge that the Security for which authorization was requested is being traded for Managed Accounts. If the order for the Securities Transaction is not executed within that period, a new authorization must be obtained before the Securities Transaction is placed. Open orders, including stop loss orders, are not permitted.

5.
No Explanation Required for Refusals. When a preclearance authorization is denied via PTA or the Compliance Department, no reason or additional information need be provided.  Any reason or circumstances related to the refusal is given at the discretion of the Designated Compliance Representative.

B.	Additional Pre-clearance Requirements for Investment Personnel. In addition to the requirements noted in Section II.A., Investment Personnel are subject to the following requirement:

1.          Pre-Trade Approval by Investment Personnel.  Prior to pre-clearance of any equity Securities Transaction, when such equity Security is not owned by any Managed Account, an Investment Person must first submit the equity Security as a potential investment to the Chief Investment Officer, or in his absence to the Chief Executive Officer or the Head of the Equity Trading Desk of the Company. The CEO, CIO or Head of Equity Trading Desk must make a determination that the equity Security is not an appropriate investment of any clients nor under consideration for purchase or sale on behalf of any client before pre-clearance for such Security may be requested.

C.      Prohibited Transactions.

1.	Always Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized under any circumstances:

a.	Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

b.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

c.	Others. Any other transaction deemed by the Designated Compliance Representative to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety; and

d.
Issuer Restricted List.  Any transaction in a Security of an issuer included on the list of issuers maintained by the Company that includes the name of any company (whether or not a client) as to which one or more individuals at the Company may have material information which has not been publicly disclosed, must be placed on the issuer restricted list (the “Issuer Restricted List”).  Employees should contact the Compliance Department or the Chief Investment Officer to place securities on the Issuer Restricted List.  The Chief Compliance Officer or designee and the Chief Investment Officer will then consult to make a determination as to whether a security should be placed on the Issuer Restricted List.  If a security is placed on the Issuer Restricted List, the Compliance Department will notify all employees that trading is restricted in such security, or otherwise furnish the Issuer Restricted List.  The Compliance Department will also place restrictions in the Company’s active portfolio management systems to block trading as well as in PTA to block trading in that particular security.  The Chief Investment Officer and the Chief Compliance Officer will monitor the Issuer Restricted List on an on-going basis to determine whether a particular security should be removed from the list. If the determination is made that a particular security should be removed from the list, the Compliance Department will remove such security from the list and the Issuer Restricted List will be updated and/or circulated as needed.

2.
Generally Prohibited Securities Transactions. The following Securities Transactions are prohibited and will not be authorized by a Designated Compliance Representative absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

a.	Initial Public Offerings (all Access Persons). Any purchase of a Security in an initial public offering;

b.
Three Business Day Blackout (all Access Persons). Any purchase or sale of a Security by an Access Person within three business days of a purchase or sale of the same Security (or Equivalent Security) by a Managed Account; or any purchase or sale on any day during which a Managed Account has a pending buy or sell order in the same Security (or Equivalent Security);

c.
Seven-Day Blackout (Investment Personnel only). Any purchase or sale of a Security by Investment Personnel within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by Managed Accounts. For example, if the Company trades Managed Accounts in a Security on day one (1), day eight (8) is the first potential day the Investment Personnel may trade that Security for an account in which he or she has a Beneficial Interest.  Likewise, if the Investment Person purchased security XYZ to cover a short, and on day five (5) security XYZ is traded for any Managed Accounts of the Company, then the Investment Person must unwind the trade and disgorge any gain. Any potential violation of this Blackout rule should be communicated between the CCO (or Designated Compliance Representative) and the Investment Person immediately after circumstances of the potential violation become known to the Investment Person or Compliance.  A trade reversal or unwinding of the Investment Personnel’s transaction must be completed as quickly as practicable, and any resulting gain (net of transactions fees) is required to be donated to a designated charitable organization as instructed by the Code of Ethics Committee;

d.	Blackout Period for Gains/Losses (Access Persons).

1.
Gains. Access Persons are subject to a 60 day holding period for transactions representing a gain based on the: (1) Purchase of a Security in which an Access Person acquires a Beneficial Interest within 60 days of a sale of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, and (2) sale of a Security in which an Access Person has a Beneficial Interest within 60 days of a purchase of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, whenever the Purchase and Sale or Sale and Purchase (cover) transactions represent an investment gain.

2.
Losses. Likewise, they are subject to a 30-day holding period for transactions representing a loss, based on the: (1) Purchase of a Security in which an Access Person acquires a Beneficial Interest within 30 days of a sale of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, and (2) sale of a Security in which an Access Person has a Beneficial Interest within 30 days of a purchase of that Security (or an Equivalent Security) in which such Access Person had a Beneficial Interest, whenever the Purchase and Sale or Sale and Purchase (cover) transactions represent an investment loss.

As required under this Code, Investment Personnel must place the interests of clients first; they may not avoid or delay purchasing or selling a security for a client in order to profit personally.  Exception to Blackout Period: Upon receipt of approval through written notice to the Chief Investment Officer and the Chief Compliance Officer, Access Persons may sell a security for tax reasons prior to the end of the calendar year;

e.	Short Sales. Any short sale of a Security (or an Equivalent Security) when the Security is held long by any Managed Account;

f.
Private Placements (Investment Personnel only). Acquisition of a Beneficial Interest in Securities in a private placement by Investment Personnel is strongly discouraged. A Designated Compliance Representative may give permission only after considering, among other facts, whether the investment opportunity should be reserved for a Managed Account and whether the opportunity is being offered to the person by virtue of the person’s position as an Investment Person. Investment Personnel who have acquired a Beneficial Interest in Securities in a private placement are required to disclose their Beneficial Interest to the Compliance Department. If the Investment Person is subsequently involved in a decision to buy or sell a Security (or an Equivalent Security), the decision must be independently authorized by the Chief Investment Officer, Director of Research or a Portfolio Manager with no personal interest in the issuer; and

g.	Unregistered Funds (Access Persons). Investment in an unregistered fund, such as a partnership or hedge fund, is discouraged and requires prior written approval from the Code of Ethics Committee.

D.           Exemptions.  Exemptions to certain technical aspects of the Code do not exempt any Access Person from their fiduciary duties to clients as set forth in Section I.B. For example, an Access Person would violate the Code by using an exemption to purchase a security in advance of a large order that the Access Person knew was being placed for a client.

1.
Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions set forth in Section II.C.2.b (Three Business Day Blackout), C.2.c (Seven Day Blackout), C.2.d (Blackout Period for Gains/Losses), C.2.e (Short Sales), and C.2.g (Unregistered Funds), but are still subject to Pre-Clearance requirements of Section II.A and prohibited restrictions in Section II.C.2.a (Initial Public Offering) and C.2.f (Private Placements):

a.	Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies, except for Mutual Fund Accounts (i.e. advised or sub-advised funds);

b.
No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary trades involving an investment partnership or investment club, in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

c.
Options on Broad-Based Indices.  Securities Transactions involving options on certain broad-based indices designated by the Compliance Department, such as the S&P 500, the S&P 100, NASDAQ 100, Nikkei 300, NYSE Composite, Russell 1000, Russell 3000, MSCI EAFE, and Wilshire Small Cap indices, are exempt from pre-clearance but remain reportable transactions. The broad-based indices designated by the Compliance Department may be changed from time to time;

d.	Municipal Fixed-Income Securities. Any purchase or sale of face value of $1,000,000 or less of a municipal fixed-income security;

e.
Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

f.
Automatic Investment Plans. Any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person;  g.  Options-Related Activity. Any acquisition or disposition of a security in connection with an option-related Securities Transaction that has been previously approved pursuant to the Code. For example, if an Access Person receives approval to write a covered call, and the call is later exercised, the provisions of Sections II.A. and II.C. are not applicable to the sale of the underlying security;

h.	Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue;

i.	Acquisition by Gift or Inheritance. The acquisition of securities by gift or inheritance is exempt from all trading restrictions; except spousal gifts which require pre-clearance;

j.
Government Securities. Any purchase or sale of direct obligations of the U.S. or Canadian government (e.g., Treasury securities), any Canadian Provincial government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or any derivative thereof;

k.	Money Market Instruments. Any purchase or sale of money market instruments such as certificates of deposit, bankers’ acceptances, repurchase agreements, and commercial paper;

l.	Exchange Traded Funds (“ETFs”) and Exchange Traded Notes (“ETNs”). Index related ETFs and listed ETNs are exempt from pre-clearance but remain reportable transactions; and

m.	Miscellaneous. Other Securities which may from time to time be designated in writing by the Code of Ethics Committee on the grounds that the risk of abuse is minimal or non-existent.

2.
Exemption from Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the prohibited transaction restrictions that are set forth in Section II.C.2 b.(Three Business Day blackout) and C.2.c (Seven Day Blackout) and C.2.g (Unregistered Funds). They remain subject to the pre-clearance requirements set forth in Section II.A and the prohibited transactions restrictions of Section II.C.d (Blackout Period for Short-term Gains/Losses), C.2.e (Short Sales):

a.
Securities Held in Index-Managed Accounts. The blackout prohibitions in Section II.C.2.b & c are not applicable to any Securities Transaction involving shares of a Security where the only Managed Account which maintains a position or is transacting in such Security is an account managed to match the composition of a broad-based, unmanaged index as closely as possible (e.g. – a Managed Account designed to hold securities in substantially the same proportion as the Standard & Poor’s 500 Index).

E.	Reporting Requirements.

1.
Initial and Periodic Disclosure of Personal Holdings by Access Persons. Unless excepted by Subsection (a) below, within ten (10) days of being designated as an Access Person and on a quarterly basis thereafter, each Access Person must (1) upload his/her initial holdings into PTA and (2) disclose all Securities in which such Access Person has a Beneficial Interest as well as custodian and Mutual Fund Accounts (only those funds advised or sub-advised by the Company) on one or more of the following forms3:   Investment Personnel Representation Form and Account Information Form (see Appendix).

a.
Exceptions to Reporting Requirements. A person need not report under Section II.E. of this Code with respect to transactions effected for any account over which the person has no direct or indirect influence or control; transactions effected pursuant to an Automatic Investment Plan where the pre-set schedule or allocation has not been overridden by the Access Person; Accounts of Open-end Mutual Funds which are not Mutual Fund Accounts (i.e. advised or sub-advised by the Company); Acquisition or disposition of a security in connection with an option-related Securities Transaction that has been pre-cleared and reported according to the Code (i.e. shares exercised through a call or a put); certificates of deposit and Money Market Instruments; Securities acquired by gift or inheritance except when received as a spousal gift; Government Securities (direct obligations of the U.S. or Canadian government, or any derivative thereof, or obligations of agencies and instrumentalities of the U.S. or Canadian government with a remaining term to maturity of one year or less, or derivatives thereof);

The information submitted must be current as of a date no more than 45 days prior to (for initial holdings reports submitted by such Access Person) the date the person becomes an Access Person and, in all other cases, the date the report was submitted. Each holdings report must contain, at a minimum, the following information:

i.
the title and type of security, and as applicable, the exchange ticker or CUSIP number, number of shares, and the principal amount of each Security in which the individual has any direct or indirect Beneficial Interest;

ii.
the name of any financial institution (the term financial institution includes, among others, banks, brokers and/or dealers) with whom the Access Person maintained an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

iii.	the date the report is submitted by the individual Access Person.

Unless excepted by Subsection 1.a above, disclosure of the account/ownership is still required under this Code even if an account at a financial institution contains no Securities Transactions or has not been used.

3 All paper filings of appendices, forms or certifications referenced in this Code shall be submitted electronically via PTA unless the PTA system is unavailable.

2.
Quarterly Transaction Reports.  Unless excepted by Subsection F (Disclaimers) of this Section II, no later than thirty (30) days after the end of the calendar quarter, each Access Person must report to the Compliance Department, the following information:

a.
With respect to any transaction during the quarter in a Reportable Security in which the Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Reportable Security:

i.
The date of the transaction, the title and type of security (and as applicable the exchange ticker symbol or CUSIP number), the interest rate and maturity date (if applicable), the number of shares (for equity securities) and the principal amount (for debt securities) of each Reportable Security involved;

ii.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
iii.	The price of the Reportable Security at which the transaction was effected;
iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and
v.	The date that the report is submitted by the Access Person.

b.	With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person:

i.	The name of the broker, dealer or bank with whom the Access Person established the account;
ii.	The date the account was established; and
iii. The date that the report is submitted by the Access Person.

3.	Opening of Accounts, Securities Transaction Confirmations and Periodic Brokerage Statements.

a.
Every Access Person shall notify Compliance, through the addition of account information and registration in the PTA system, the opening of any brokerage or securities accounts in which Securities may be beneficially held by the Access Person.  Such notification should take place as soon as possible, but no later than 10 days after the account was opened or securities within the account become beneficially held by the Access Person. If notification of such new account cannot be made through the PTA system, or if system is unavailable, the Access Person must complete e the Account(s) Information Form (see Appendix) or otherwise ensure the reporting of such account to Compliance.  Compliance  will assist with any applicable authorization letter to the e financial services firm requesting they direct duplicate copies (either electronic or hard copy) of confirmations, transactions and periodic statements for all accounts with Securities in which such Access Person has  Beneficial Interest, and in lieu of providing hard copies, to provide for electronic copies whenever available (through PTA system).  If an Access Person is not able to arrange for duplicate confirmations and periodic statements to be sent, the Access Person must immediately notify the Compliance Department.

F.
Disclaimers. Any report of a Security Transaction for the benefit of a person other than the individual in whose account the transaction is placed may contain a statement that the report should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

G.
Availability of Reports. All information supplied pursuant to this Code may be available for inspection to the Chief Executive Officer and the Chief Investment Officer of the Company, the Code of Ethics Committee, Designated Compliance Representatives, the Access Person’s department manager (or designee), Human Resources (as applicable), any party to which any investigation is referred by any of the foregoing, the U.S. Securities Exchange Commission (“SEC”), and any state securities commission.

H.
Review of Personal Securities Transactions. All reports will be reviewed by the Compliance Department in order to detect potential violations of the Code. If the Compliance Department determines that a violation of the Code may have occurred, the Chief Compliance Officer will conduct an investigation of the facts and circumstances surrounding the potential violation.

If a non-material violation is found, the Chief Compliance Officer has discretion to sanction the individual by issuing a letter of caution or warning, requiring reversal of a transaction or such other remedy as appropriate.  A report of the investigation with the conclusion as handled by the Chief Compliance Officer will be forwarded to the Code of Ethics Committee.  Repeated non-material violations that result in an unacceptable pattern of behavior shall be referred to the Code of Ethics Committee for resolution.

All material violations are immediately reported to the Code of Ethics Committee for action as outlined in Section IV (Compliance with the Code of Ethics) of this Code.

III.	FIDUCIARY DUTIES

A.
Confidentiality.  Access Persons and Affiliated Persons are prohibited from disclosing information relating to the investment intentions, activities, or portfolios of the Managed Accounts, except to persons whose responsibilities require knowledge of the information.

B.
Conflicts of Interest.  All Access Persons and Affiliated Persons must avoid situations where their personal interests conflict with, or even appear to conflict with, the interests of the Company or its clients. If an Access Person engages in any activity or transaction which might cause a conflict between personal interests and the Company’s interests, information about that potential conflict must be disclosed in advance to the Chief Compliance Officer. If an employee is uncertain as to whether a real or apparent conflict exists in any particular situation, the employee should consult the Chief Compliance Officer immediately.

C.	Insider Trading Policy.

1.
General.  Insider trading is improper trading in securities on the basis of price sensitive information that is not generally available to others. If any Access Person or Affiliated Person has actual or imputed knowledge about securities that is price sensitive (i.e. would reasonably be expected to affect the price of the security) and this information is not generally available (and they are aware or should be aware this is the case) then he or she must not:

•	buy or sell those securities or any related securities;
•	recommend or suggest to others that they buy or sell those securities;
•	communicate any non-public information to any other person whom the Access Person believes would be likely to use the information to buy or sell securities.

Insider trading is prohibited by the law and is a violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Breaches of this prohibition may result in fines and/or imprisonment and are grounds for disciplinary action (see below).

2.
Statement of Policy.  Insider trading and tipping by the Company, its directors, officers, employees, and any individuals or entities directly or indirectly related to such individuals or under the Company’s direct or indirect control is strictly prohibited. Every Access Person and Affiliated Person must be familiar with and observe this policy. Anyone in doubt about the application of this policy should consult with the Company’s Chief Compliance Officer before proceeding with any transaction.

3.
Consequences of a breach of insider trading policy.  Insider trading conduct can lead to individual liability as well as damage to the reputation of the Company.  Insider trading is prohibited by law and a breach of this prohibition can result in fines of up to $200,000 against the person involved as well as up to five years’ imprisonment on each count. A breach of the Company’s Insider Trading Policy by directors, officers or employees may also result in disciplinary action by the Company including but not limited to suspension or termination of employment.

4.
What is insider trading?  Insider trading means buying or selling shares or other securities on the basis of material or price sensitive information that is not generally available to others. It includes procuring or inducing another person to buy or sell securities about which insider information is known.

5.	What is prohibited? The law prohibits a person who is an insider from:

•
subscribing for, purchasing or selling or entering into an agreement to subscribe for, purchase or sell any securities about which price sensitive information which is not generally available is known;

•	procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;

•
trading on the stock market in securities about which price sensitive information which is not generally available is known; or   directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

6.
Who is an "insider"?  An "insider" is any person who possesses information that is not generally available where that information would reasonably be expected to have a material effect on the price or value of securities of the Company.

An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned. It is irrelevant how the information was obtained.

7.
When does an Access Person/Affiliated Person possess inside information?  An Access or Affiliated Person is in possession of inside information when he or she has actual or imputed knowledge of information about securities that is not generally available and is price sensitive and he or she knows or ought reasonably to know that the information is not generally available and is price sensitive.

8.	When is information generally available? Information is generally available if it is:
•	readily observable;
•	made known to persons who commonly invest in securities; or
•	a deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

For example, the following information would be considered to be generally available:
•	general market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;
•	information obtained by investment research which is based on information freely made available by companies to the researcher and is generally made available to anyone making similar enquiries; or
•	published information of investment advisers and brokers.

Information can be considered to be generally available once a reasonable period has elapsed after the information is first made known (i.e. disseminated to investment community, made public). Generally, this means that a person who has access to inside information should wait 72 hours after that information is announced publicly before dealing in the securities of the issuer in question. This ensures that there has been sufficient time for the information to be disseminated amongst investors.

9.
When is information material or price sensitive?  Information will be regarded as material or price sensitive where a reasonable person would expect the information to have a significant effect on the price or value of the securities. A significant effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell those securities.

10.
How can an Access or Affiliated Person check to determine if he or she has inside information?  It will often be difficult to determine whether any particular information is inside information.  In cases where an Access or Affiliated Person knows information is price sensitive and not generally available, he or she should immediately treat that information as inside information.

If the Access or Affiliated Person does not know if the information is material or price sensitive and not generally available, he or she should consider whether there is anything about the information and the surrounding circumstances indicating that they ought reasonably to know that the information is material or price sensitive and not generally available. If there is anything to suggest this, the Access or Affiliated Person must treat the information as inside information until he or she becomes certain whether or not it is inside information.

If an Access or Affiliated Person is not certain whether he or she has inside information, he or she should contact the Company’s General Counsel or Chief Compliance Officer before engaging in any securities transaction.

11.
What is tipping?  Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and is also prohibited by the law.

12.
When can an Access or Affiliated Person deal in securities? There are certain times when it may be possible to deal in securities because generally all price sensitive information is publicly available. These are:

•	when there is a current prospectus issued by the relevant company;
•	for up to 30 days after the release of half yearly and final results and any dividend announcements;
•	during the period from 3 days after the release of the annual report to 30 days after the annual general meeting;
•	while rights are being traded in the case of a new issue; and/or
•	when the shares are acquired pursuant to an approved employee share scheme or dividend reinvestment scheme.

Despite the aforementioned "windows", if a person obtains material or price sensitive information which is not generally available to the public during this time, that person must not deal in the securities or procure another person to deal in the securities.

13.
What if the Access or Affiliated Person is not sure?  If an Access Person is not sure whether he or she may deal in securities consistently with this policy, he or she should discuss the situation with the Company’s Chief Compliance Officer.

D.      Ethical Wall Screening Policy.

1.
Introduction.  Both TIM and TIS are subsidiaries of AEGON Asset Management Holding, LLC (“AAM”), which is indirectly a subsidiary of Transamerica Corporation, itself an indirect wholly owned subsidiary of AEGON N.V (“AEGON”).  AAM and its affiliated broker-dealers and investment advisers operate as separate (independent) core business units within AEGON.  The Company’s advisory business, portfolio managers and employees are contained within the Company’s structure. The Company does provide portfolio management services (and as applicable, core operational functions) under agreements with certain AAM and/or AEGON affiliated entities.

2.
General Policies.  The Company’s ethical wall prohibits the sharing of sensitive, non-public client information between authorized personnel and other parties unless specifically excepted below (13.D.4).  Nevertheless, investment personnel, Access Persons and certain Affiliated Persons of the Company have access to client information to fulfill their business responsibilities to the client.  However, the Company does not provide unrestricted access to all employees and computer systems are protected through the use of passwords.  For example, only traders and in some cases portfolio managers may access the trading systems to place orders for clients.

3.
Procedures to Protect Unauthorized Disclosure.  Client information includes any current non-public information about the Company’s exercise of its investment or voting authority relating to the client’s portfolio securities, pending transactions, holdings, principal factors underlying the portfolio manager’s decisions or any other information that the Company deems necessary to secure. To prevent information exchange among authorized and unauthorized parties, the Company may implement whatever measures necessary including, but not limited to, separating common support staff, restricting access to various computer platforms, requiring encryption of data, and providing notice about potential conflicts to all employees.

4.
Exceptions.  Under certain circumstances, the Company may share client information with employees, Affiliated Persons or other persons that do not regularly interact with the trading of client assets.  In any event, sharing is permissible only when such persons need the information to properly perform their responsibilities to the client or the Company.

a.	The Chief Compliance Officer may approve exceptions on a case-by-case basis provided that the disclosure is no broader than intended to complete the stated objective;

b.	As necessary or required to satisfy legal and regulatory requirements imposed by federal and state authorities;
c.	To assist legal counsel, accountants, consultants or other parties in their specific role to the Company in preparing or reviewing legal, audit or other materials;
d.	To client service employees or representatives of the Company in the ordinary course of their duties; and

e.	Under any contractual relationship between the Company and other parties including broker-dealer wrap sponsors or fund service providers.

5.
Monitoring and Review of Ethical Wall Screen.  Access Persons should notify the Chief Compliance Officer if there is a violation of this policy.  The Chief Compliance Officer will refer any breach of this policy to the Code of Ethics Committee and/or Board of Directors for appropriate action.  The General Counsel will investigate the allegations and determine what sanctions, if any, are appropriate.  The Chief Compliance Officer will review this policy at least annually with the employees of the Company.

E.
Gifts and Entertainment Policy. The following provisions on gifts apply to Access and Affiliated Persons.  All Access and Affiliated Persons are required to certify all gifts and entertainment activity on a quarterly basis via PTA.

1.	Cash Gifts. The receipt or donation of cash gifts of any amount is strictly prohibited.

2.
Accepting Gifts. Access Persons, Affiliated Persons and their Immediate Family are prohibited from receiving, directly or indirectly, any gift of material value from any single Business Relationship. A gift or series of gifts will be considered material in value if it influences or gives the appearance of influencing the recipient.

In the event the aggregate fair market value of all gifts received from any single Business Relationship is estimated to exceed $250 in any 12-month period, the employee must immediately notify their manager (or in the case of Affiliated Persons, the Company’s CCO). Managers who receive such notification must promptly report this information to Compliance. With respect to a a Business Relationship which is a  registered broker dealer  firm, the Business Relationship maximum is measured on an individual basis, i.e. $250 per broker or(financial adviser) for each  Access or Affiliated Person  -- For example, a J.P. Morgan financial adviser can provide gift baskets to one or more Access/Affiliated Persons provided the value of the gift basket does not exceed the Person’s $250 maximum with respect to that financial adviser or broker.  The Business Relationship does not mean that each broker’s gift to any Access Person would satisfy the entire brokerage firm’s maximum gift limit).  Whenever possible, Access Persons are encouraged to share gift baskets amongst member of their department (i.e., investment team, trading desk)

Occasionally, Access Persons or and Affiliated Persons are invited to attend or participate in conferences, tour a company’s facilities, meet with representatives of a company, or speak at an industry conference. Such invitations may involve traveling and may require overnight lodging. Generally, all travel and lodging expenses provided in connection with such activities must be paid for by the Company. Portfolio managers and research personnel who are invited to participate in conferences and other client outings that may give rise to the appearance of a conflict of interest or excessive receipt of a gift, must first seek approval of his or her manager and the Chief Compliance Officer.

3.	Solicitation of Gifts. Access and Affiliated Persons may not solicit gifts or gratuities.

4.
Giving Gifts. Access and Affiliated Persons, including members of their Immediate Family may not give, directly or indirectly, any gift, series of gifts, or other thing of value, including cash, loans, personal services, or special discounts, in excess of $250 per year to any Business Relationship. With respect to a Broker-Dealer registered -dealer firm, the Business Relationship maximum is measured on an individual broker representative or financial consultant basis (e.g., one or more Access or Affiliated Persons could each provide a J.P. Morgan broker a gift basket provided the aggregate value of such gift does not exceed each Access Person’s maximum limit).  The Business Relationship does not mean that each Access and Affiliated Person’s gift to the broker would satisfy the entire brokerage firm’s maximum gift limit).

5.
Customary Business Amenities. Customary business amenities such as meals, sporting or theater tickets, golfing green fees, cocktail reception or party, or comparable entertainment, are not considered gifts so long as such amenities are business related, reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any questions of impropriety. In order for such amenities to be considered business related, the offeror must accompany the recipient to the event.

6.
Reporting. All gifts (given or received) with a fair market value meeting or exceeding $250.00 must be reported to the Compliance Department.  All Access and Affiliated Persons are required to complete quarterly gifts and entertainment certification via the PTA system.

F.	Political Contributions; Loans. The following provisions apply to all Access and Affiliated Persons.

1.
Political Contributions. Direct or indirect contribution of funds or other property of the Company's in connection with the election of a candidate is strictly prohibited. For these purposes, use of company facilities and equipment for political activities is considered a contribution, and thus is prohibited.

2.
Financial Loans. Receiving or giving financial loans to clients or providers of goods or services with whom the Company deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, repayment terms, security, and other provisions, is strictly prohibited.

G.
Corporate Opportunities. Access and Affiliated Persons may not take personal advantage of any opportunity properly belonging to the Company or to any client. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Portfolio Manager for the relevant client.

H.
Undue Influence. Access and Affiliated Persons may not cause or attempt to cause any client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access or Affiliated Person. If the Person stands to benefit materially from an investment decision for a client, and the Access or Affiliated Person  is making or participating in the investment decision, then he or she must disclose the potential benefit  to those persons with authority to make investment decisions for the client (or, if the Access Person in question is an Investment Person with authority to make investment decisions for the client, to Compliance ). The person to whom the Access or Affiliated Person reports the interest, in consultation with the Compliance Department , must determine whether or not the Access or Affiliated Person will be restricted in making or participating in the investment decision.

I.
Service as a Director or Trustee of For-Profit Company.  No Investment Person may serve on the board of directors or board of trustees of a publicly held or privately held for-profit company absent prior written authorization by the Code of Ethics Committee. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through an ethical wall or other procedure, from those making investment decisions related to the issuer on whose board the Investment Person sits. No prior approval process is required for holding a director or trustee of the board position in a not-for-profit company.

J.
Compensation, Consulting Fees, and Honorariums. Each Access or Affiliated Person  who has received proper approval to serve in an outside organization or to engage in other outside employment, is permitted to retain all compensation paid for such service unless otherwise provided by the terms of the approval. The amount of the compensation must be reported to the Code of Ethics Committee. Honorariums received by an employee for publications, public speaking appearances, instructing courses at educational institutions, etc., may be retained by the employee. Any questions concerning the permissible retention of compensation should be directed to the Chief Compliance Officer.

K.
Participation in Public Affairs. The Company encourages its employees to support community activities and political processes.  Normally, voluntary efforts take place outside of regular business hours.  If voluntary efforts require corporate time, prior approval should be obtained from the employee’s manager.  Access Persons who wish to accept an appointive office, or run for elective office, must first obtain approval from the Code of Ethics Committee. Access Persons who obtain approval to seek an elective office must campaign for such office on their own and may not use Company property or services for such purposes.  In all cases, Access Persons participating in political activities do so as individuals and not representatives of the Company.  To prevent any interpretation of sponsorship or endorsement by the Company, neither the Company name nor its address should be used in material mailed or funds collected, nor except as necessary biographical information, should the Company be identified in any advertisements or literature.

L.
Serving as Treasurer of Clubs, Churches, and Non-Profit Civic Organizations.  Access Persons may act as treasurers of clubs, churches, non-profit civic organizations or similar groups. However, funds (or in-kind gifts of stock) belonging to such organizations must be kept in separate accounts and not commingled in any way with the Access Person's personal accounts or the Company's accounts.

M.
Fiduciary Appointments.  An Access Person may not accept appointments as executor, trustee, guardian, conservator or other fiduciary for a person, trust or property/estate of person(s), or accept appointment as consultant in connection with a fiduciary matter, without  the prior approval of the Code of Ethics Committee. This is regardless of whether such appointment relates to the business of the Company. This policy does not apply to appointments involving fiduciary appointments for members of, or estates of members of, the family of an employee.

N.	Participation in the Securities Business. Access Persons and Affiliated Persons are prohibited from outside employment as a securities broker, agent, representative or financial consultant.

O.
Personal Financial Responsibility.  Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, Access and Affiliated Persons  are not permitted to borrow from clients, or from the Company’s service providers, with the exception of business that engage in lending in the normal  course of their business and then only on substantially similar terms offered to others(i.e. without special treatment as to interest rates, repayment terms, security, and other provisions).

P.
Corporate Property or Services. Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties or services to the Company. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes are also prohibited.

Q.
Expression of Personal Opinions as a Corporate Employee.  It is inappropriate for Access or Affiliated Persons to use official Company stationary for either personal correspondence or other non-job related purposes.

R.	Giving Legal or Tax Advice to Clients.

1.
Legal Advice. The Company cannot practice law or provide legal advice. Access or Affiliated Persons should not make statements that could be interpreted as legal advice. Refer questions in this area to the General Counsel.

2.
Tax or Investment Advice. Access and Affiliated Persons should avoid giving clients advice on tax matters, or in the preparation of tax returns, or in investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility, or as otherwise required in the ordinary course of such Person's Person duties.

IV.	COMPLIANCE WITH THE CODE OF ETHICS

A.	Code of Ethics Committee

1.
Membership, Voting and Quorum. The Code of Ethics Committee shall act by majority vote with four members constituting a quorum. Vacancies may be filled and, in the case of extended absences or periods of unavailability, alternates may be selected by a  majority vote of the remaining members of the Committee; provided, however, that at least one member of the Committee is also a member of the Compliance Department.

2.
Investigating Violations of the Code. All Access and Affiliated Persons are responsible for reporting any suspected violations of the Code to the Chief Compliance Officer immediately upon detection. Access and Affiliated Persons are cautioned that failure to comply with the policies herein or applicable law may subject him or her and the Company to a wide range of civil and/or criminal liability.

The Company is committed to fostering a culture of compliance.  All reports of violations will be treated confidentially to the extent permitted by law and will be investigated promptly.  Reports of violations may be made anonymously.  Retaliation against any persons reporting a violation of the Code is strictly prohibited and is a violation of this Code which may result in the sanctions set forth in this Section IV.

The Chief Compliance Officer will use all available resources to the Compliance Department to investigate any suspected violation of the Code and shall report the results of each investigation to the Code of Ethics Committee. The Code of Ethics Committee is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. Any violation of the Code by an Access Person will be reported to the Boards of Directors of the relevant mutual funds for which The Company serves as the investment adviser or sub-adviser no less frequently than on a quarterly basis.

B.	Remedies

1.
Sanctions.  If the Code of Ethics Committee determines that an Access or Affiliated Person has committed a violation of the Code, the Committee may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral and termination of the employment of the violator for cause. The Code of Ethics Committee may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be calculated by the Code of Ethics Committee and shall be forwarded to a charitable organization selected by the Company, unless otherwise prescribed by law. However, if disgorgement is required as a result of trades by a Portfolio Manager that conflicted with Managed Accounts managed by that Portfolio Manager, disgorgement proceeds shall be paid directly to such Managed Accounts. If disgorgement is required under more than one provision, the Code of Ethics Committee shall determine in its sole discretion the provision that shall control.

2.
Sole Authority. The Code of Ethics Committee has sole authority, subject to the review set forth in Section IV.B.3 below, to determine the remedy for any violation of the Code.  Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

3.
Review. Whenever the Code of Ethics Committee determines that an Access Person has committed a violation of this Code that merits remedial action, it will report no less frequently than quarterly or as requested, to the applicable mutual funds for which the Company serves as the investment adviser or sub-adviser, information relating to the investigation of the violation, including any sanctions imposed.

C.
Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Code of Ethics Committee may grant exceptions to the requirements of the Code on a case by case basis if the Committee finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

D.
Monitoring Procedures. The Compliance Department will monitor the personal investment and fiduciary activities of Access Persons, as applicable.  The Compliance Department shall review the trading, certifications and reports provided by Access Persons.  In monitoring these transactions, the reviewer may also, among other things:

1.	Compare pre-clearance logs for purchases of securities in initial holdings reports and confirmation statements or other holdings reports for discrepancies;
2.	Compare confirmation statements or other transaction or holdings reports with client transactions to determine if any potential conflict existed;
3.	Compare annual reports of personal holdings with client transactions during the same 12-month period;
4.
Immediately notify the Access Person of an apparent discrepancy or potential conflict, request a written explanation, report the apparent discrepancy or potential conflict to the Code of Ethics Committee, and take corrective action if necessary;

5.	Provide continuing education programs educate regarding the importance of the Code provisions and to provide additional opportunities ies to ask questions; and
6.	Review the Code and the effectiveness of its implementation on an annual basis and recommend updates to the Code and its procedures as necessary or appropriate.

E.           Duties of the Compliance Department

1.
Review of Reports, Certifications.  The Compliance Department shall review the reports submitted under Section II.E, and reports or certifications under III E, F, G, H, I, J, L, and M, or other information as specifically requested of Access or Affiliated Persons.

2.	Administer PTA System and Certifications. Compliance shall administer the PTA System, investigate and report potential violations of the Code to the CCO and Code of Ethics Committee.

3.
Notification of Reporting Obligation.  Human Resources shall update Personnel lists to include new Access Persons and shall notify those persons of their reporting obligations hereunder. Human Resources shall also update Compliance Department to ensure proper dissemination of this Code to all Access Persons and applicable Affiliated Persons, including any amendments to this Code.

F.
Modifications to the Code. The Code of Ethics Committee shall have the authority from time to time to make modifications to the Code as may be required, given circumstances arising in daily business or as required by regulation.

G.            Duty to Provide Copy of the Code, Initial and Annual Certifications.

1.
Each Access Person or Affiliated Person will be given a copy of the Code upon their employment or upon being designated an Access or Affiliated Person under the Code, and thereafter will receive any amendments thereto.  Within ten (10) days after such initial receipt of the Code or designation, the Access or Affiliated Person must acknowledge that he or she has read and understands the Code and that he or she is subject to the Code’s provisions.

2.
All Access and Affiliated Persons will be required to acknowledge on an annual basis that they:  (a) have read and understood the Code, (b) recognize that they are subject to the Code, and (c) have complied with the applicable provisions of the Code.  In addition, all Access Persons will be required to certify on an annual basis that they have disclosed applicable broker-dealer accounts reported all personal securities transactions required under the Code. A form of the acknowledgment can be provided upon request on request.

H.            Inquiries Regarding the Code.  Access and Affiliated Persons should direct any questions about this Code or other compliance-related matters to the Compliance Department.

V.      DEFINITIONS

When used in the Code, the following terms have the meanings set forth below: “Access Person” means:
(1) any employee of the Company;
(2) such other persons (i.e. Contractor Consultant, investment intern, or long-term temporary employee) as the Code of Ethics Committee, CCO or designee shall designate.

Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definitions of “Access Person” found in (i) Rule 17j-1(a)(1) promulgated under the 1940 Act and (ii) Rule 204A promulgated under the Advisers Act.

“Affiliated Person” means:

The Finance group of any AEGON Asset Management, LLC (“AAM”) and similar AEGON N.V. employee, contractor or temporary employee who acts directly on behalf of the Company is designated an Affiliated Person and subject to certain provisions, Sections III (Fiduciary Duties) and IV (Compliance with the Code of Ethics) of this the Code.

“Applicable Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit, derived from a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following:

(1)	any Security owned individually by the Access Person;
(2)	any Security owned jointly by the Access Person with others (e.g., joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and
(3)	any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if:
a.	the Security is held in an account over which the Access Person has decision making authority (e.g., the Access Person acts as trustee, executor, or guardian); or
b.	the Security is held in an account for which the Access Person acts as a broker or investment adviser representative.
(4)	any reportable Security in an account for which the Access Person is a direct beneficiary (e.g., 401(k) Plan owned by spouse or immediate family member).

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person’s Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Compliance Department with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Compliance Department. Such questions will be resolved in accordance with, and this definition shall be subject to, the definition of “beneficial owner” found in Rule 16a-1(a) (2) promulgated under the Securities Exchange Act of 1934, as amended.

“Business Relationship” means any Managed Account, or any one person or entity that does or seeks to do, or with which the Company seeks to do, business with or on behalf of the Company or any Managed Account.  With respect to securities broker-dealers (or consultants) and their affiliated financial services (or consulting firms), the business relationship is measured on an individual broker, individual Access Person basis. (See also examples for broker-dealer Business Relationship, Section III.E.2, 4 above.)

“Code” means this Code of Ethics, as amended.

“Compliance Department” means the Compliance Department of the Company.

“Designated Compliance Representative” means the Company’s Chief Compliance Officer, Compliance personnel, or Chief Compliance Officer’s designee(s).

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise  convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Gift” means  any favor; cash; credit; special discounts on goods or services; gratuitous services; loans of goods or money; entertainment (consistent with customary business amenities, see Section III.E.5), food or beverages; or anything else of value.

“Immediate Family” of an Access Person means any of the following persons who reside in the same household with the Access Person:

child	sibling	step-parent
stepchild	son-in-law	mother-in-law
grandchild	daughter-in-law	father-in-law
grandparent	brother-in-law	sister-in-law
spouse	parent	domestic partner

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Compliance Department determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Investment Personnel” and “Investment Person” mean each Portfolio Manager and any Access Person who, in connection with his or her regular functions or duties provides information and advice to a Portfolio Manager (i.e., Analysts) or who helps execute a Portfolio Manager’s decisions (i.e., trading personnel).

“Managed Accounts” means the portfolios of investment companies for which the Company acts as an adviser or sub-adviser, and any other non-Investment Company Act client portfolios.

“Mutual Fund Account” means an account with a mutual fund for which the Company serves as an adviser or sub-adviser.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Managed Account.

“Registered Fund” means an investment company registered under the 1940 Act.

“Reportable Fund” means (i) any Registered Fund for which the Company serves as investment adviser or sub-adviser; or (ii) any Registered Fund the investment adviser or principal underwriter for which controls the Company, is controlled by the Company or is under common control with the Company.  As used in this definition, the term “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act.

“Reportable Security” means a Security, except that it does not include:  (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

“Securities Transaction” means a purchase or sale or other acquisition or disposition of Securities in which an Access Person has or acquires a Beneficial Interest.

“Security/Securities” means a security as defined in Section 202(a)(18) of the Advisers Act (in effect, all securities), including, but not limited to, stock, closed-end mutual funds, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants.